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[POLYMEDICA LOGO]



FOR IMMEDIATE RELEASE
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POLYMEDICA PROVIDES GUIDANCE FOR ITS FISCAL 2004 FIRST QUARTER ENDING JUNE 30TH

EXPECTS Q1 FY2004 NET REVENUES OF $97 - 100 MM; DILUTED EPS OF $0.84 - $0.90


WOBURN, MA, APRIL 22, 2003 - PolyMedica Corporation (NNM: PLMD) today announced that for its fiscal 2004 first quarter ending June 30, 2003 the Company expects to report net revenues of $97 - 100 million, compared to $81.6 million for the same period last year. The Company also expects to report diluted earnings per share of $0.84 - $0.90 for the fiscal 2004 first quarter.

Commenting on the Company's first quarter guidance, Samuel L. Shanaman, Lead Director and Interim Chief Executive Officer, said, "Our business continues to perform very well, in spite of the fact that extended television news coverage on the war in Iraq has had some effect on the response to our TV ads early in the quarter. It's important to remember that in a typical quarter, over eighty-five percent of our revenues come from shipments to existing customers. Our business model and the loyalty demonstrated by our customers continue to provide a solid foundation for the consistent and predictable growth of our business."

PolyMedica plans to announce financial results for its fourth quarter and fiscal year ended March 31, 2003 during the week of May 26th. The Company remains comfortable with its previously announced guidance for the fourth quarter of $94
- 96 million in net revenues and $0.84 - $0.86 in diluted earnings per share.

ABOUT POLYMEDICA (WWW.polymedica.com)
PolyMedica is a rapidly growing national medical products and services company. The Company is best known through its Liberty brand name and innovative direct-to-consumer television advertising to seniors with diabetes and respiratory disease. Building on its technology-based operating platform and compliance management focus, PolyMedica continues to expand its product offerings and services in these chronic disease and other categories.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, outcomes of government inquiries and investigations and related litigation, continued compliance with government regulations, unanticipated regulatory changes, changes in Medicare reimbursement, fluctuations in customer demand, management of rapid growth, intensity of competition from other healthcare product vendors, timing and acceptance of new product introductions, general economic conditions, geopolitical events and regulatory changes, as well as other especially relevant risks detailed in the Company's filings with the Securities and Exchange



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Commission, including its Annual Report on Form 10-K for the period ended March
31, 2002 and its Quarterly Report on Form 10-Q for the quarters ended June 30, 2002, September 30, 2002 and December 31, 2002. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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FOR ADDITIONAL INFORMATION, CONTACT:

INVESTORS:                                  MEDIA:
Fred ("Skip") Croninger                     Denise DesChenes/Jim Barron
PolyMedica Corporation                      Citigate Sard Verbinnen
(781) 933-2020                              (212) 687-8080